UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                  RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)

                               (Amendment No. -)*


                               Northwest Pipe Co.
                                (Name of Issuer)


                           Common Stock, no par value
                         (Title of Class of Securities)


                                    667746101
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |-|      Rule 13d-1(c)

         |-|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------- --------------------------------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
            BENSON ASSOCIATES, LLC
            FEDERAL ID NO.  91-1797260
----------- --------------------------------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                                         (a) |-|
                                                                                         (b) |X|
----------- --------------------------------------------------------------------------------------------------------
  3         SEC USE ONLY



----------- --------------------------------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

            OREGON
------------------------------------ ---------- --------------------------------------------------------------------
                                       5        SOLE VOTING POWER

            NUMBER OF                            324,927
                                     ---------- --------------------------------------------------------------------
            SHARES                     6        SHARED VOTING POWER

            BENEFICIALLY                         -0-
                                     ---------- --------------------------------------------------------------------
            OWNED BY EACH              7        SOLE DISPOSITIVE POWER

            REPORTING                            324,927
                                     ---------- --------------------------------------------------------------------
            PERSON WITH                8        SHARED DISPOSITIVE POWER

                                                 -0-
----------- --------------------------------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   324,927
----------- --------------------------------------------------------------------------------------------------------
 10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                   Not applicable
----------- --------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.05%
----------- --------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

                   IA
----------- --------------------------------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:  NORTHWEST PIPE CO.


Item 1(b)         Address of Issuer's Principal Executive Offices:     12005 NORTH BURGARD ROAD
                                                                       P.O. BOX 83149
                                                                       PORTLAND, OREGON 97283


Item 2(a)         Name of Person Filing:  BENSON ASSOCIATES, LLC


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  111 S.W. FIFTH AVENUE, SUITE 2130
                  PORTLAND, OREGON  97204


Item 2(c)         Citizenship:  OREGON


Item 2(d)         Title of Class of Securities:  COMMON STOCK, NO PAR VALUE


Item 2(e)         CUSIP Number:  667746101


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  (e) x Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940


Item 4            Ownership

                  The following information is as of December 31, 1998:

                  (a)      Amount Beneficially Owned: 324,927


                  (b)      Percent of Class:  5.05%


                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 324,927

                           (ii) Shared power to vote or to direct the vote: None

                           (iii) Sole power to dispose or to direct the disposition of: 324,927

                           (iv) Shared power to dispose or to direct the disposition of: None

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6            Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  PERSONS OTHER THAN BENSON ASSOCIATES, LLC HAVE THE RIGHT TO RECEIVE DIVIDENDS FROM OR THE PROCEEDS OF THE SALE OF THE LISTED SECURITY. NO SUCH RIGHT TO RECEIVE PROCEEDS OR DIVIDENDS RELATES TO MORE THAN 5 PERCENT OF THE CLASS.


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable


Item 8            Identification and Classification of Members of the Group:

                  Not applicable


Item 9            Notice of Dissolution of Group:

                  Not applicable


Item 10           Certification:

                  By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Benson Associates, LLC hereby disclaims beneficial ownership of the securities held by it in a fiduciary capacity as set forth in this Schedule 13G.

                                        February 11, 1999

                                        BENSON ASSOCIATES, LLC

                                        By     /s/ Mark D. Cooper
                                               Member



         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 USC 1001).